Exhibit 99.2

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Stockholders of

Hill International, Inc. and Subsidiaries

We have audited the accompany consolidated balance sheets of Hill International, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity, comprehensive earnings and cash flows for each of the three years in the period ended December 31, 2008. We also have audited Hill International, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (‘COSO’). Hill International, Inc.’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for their assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s report. Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hill International, Inc and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Hill International, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Internal Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (‘COSO’).

We have also audited the consolidated financial statement schedule listed in the index at Item 15(a), Schedule II for each of the three years in the period ended December 31, 2008. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 21a to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the change in the Company’s method of accounting for noncontrolling interests.

Amper, Politziner & Mattia, LLP

Edison, New Jersey

March 16, 2009, except for the effects of the retrospective adjustments discussed in Note 21a to the consolidated financial statements, as to which the date is January 15, 2010

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$20,430	$66,128
Cash—restricted	2,613	3,749
Accounts receivable, less allowance for doubtful accounts of $5,999 and $5,143	118,124	83,151
Accounts receivable—affiliate	9,136	3,394
Prepaid expenses and other current assets	10,043	4,961
Income taxes receivable	578	550
Deferred tax asset	568	495

Total current assets	161,492	162,428
Property and equipment, net	11,776	6,463
Cash—restricted, net of current portion	1,933	1,308
Retainage receivable, less allowance for doubtful accounts of $38 and $38	915	820
Acquired intangibles, net	19,774	10,228
Goodwill	41,290	21,587
Investments	11,854	1,480
Other assets	5,007	2,885

Total assets	$254,041	$207,199

Liabilities and Stockholders’ Equity
Due to bank	$2,906	$942
Current maturities of notes payable	1,344	1,766
Accounts payable and accrued expenses	49,606	43,128
Income taxes payable	2,607	4,377
Deferred revenue	16,617	2,954
Other current liabilities	7,483	6,481

Total current liabilities	80,563	59,648
Notes payable, net of current maturities	14,637	604
Retainage payable	1,359	815
Deferred tax liabilities	4,569	1,877
Deferred revenue	3,559	10,924
Other liabilities	10,338	4,701

Total liabilities	115,025	78,569

Commitments and contingencies (Notes 17 and 18)
Stockholders’ equity:
Preferred stock, $.0001 par value; 1,000,000 shares authorized, none issued	—	—
Common stock, $.0001 par value; 75,000,000 shares authorized, 41,715,185 shares and 38,953,111 shares issued at December 31, 2008 and 2007, respectively	4	4
Additional paid-in capital	114,555	106,481
Retained earnings	45,957	28,306
Accumulated other comprehensive earnings	(15,744)	257

	144,772	135,048
Less treasury stock of 1,764,111 shares and 599,282 shares, at cost	(9,266)	(3,327)
Less stock held in escrow of 303,495 shares at December 31, 2008 and 755,160 shares at December 31, 2007	—	(3,350)

Hill International, Inc. share of equity	135,506	128,371
Noncontrolling interests	3,510	259

Total equity	139,016	128,630

Total liabilities and stockholders’ equity	$254,041	$207,199

See accompanying notes to consolidated financial statements.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

For the Fiscal Years Ended 2008, 2007 and 2006

(In thousands, except per share data)

	2008	2007	2006
Consulting fee revenue	$333,882	$203,118	$129,987
Reimbursable expenses	46,600	87,205	67,485

Total revenue	380,482	290,323	197,472

Cost of services	182,728	106,824	71,022
Reimbursable expenses	46,600	87,205	67,485

Total direct expenses	229,328	194,029	138,507

Gross profit	151,154	96,294	58,965
Selling, general and administrative expenses	132,614	80,903	48,672
Equity in earnings of affiliates	(3,658)	(2,221)	(1,080)

Operating profit	22,198	17,612	11,373
Interest expense (income), net	(134)	433	312

Earnings before provision for income taxes	22,332	17,179	11,061
Provision for income taxes	3,654	2,788	2,534

Consolidated net earnings	18,678	14,391	8,527
Less: net earnings (loss)—noncontrolling interests	1,027	247	(53)

Net earnings attributable to Hill International, Inc.	$17,651	$14,144	$8,580

Basic earnings per common share	$0.43	$0.53	$0.50

Basic weighted average common shares outstanding	40,809	26,720	17,240

Diluted earnings per common share	$0.43	$0.45	$0.46

Diluted weighted average common shares outstanding	41,148	31,387	18,489

See accompanying notes to consolidated financial statements.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Fiscal Years Ended 2008, 2007 and 2006

(in thousands)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Earnings/(Loss)	Treasury Stock		Shares Held in Escrow		Due from Stockholder	Hill Share of Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity

	Shares Issued	Amount
						Shares	Amount	Shares	Amount
Balance—December 31, 2005	15,624	$1	$2,009	$5,582	$(25)	3,864	$(583)	—	$—	$(825)	$6,159	$—	$6,159
Net earnings	—	—	—	8,580	—	—	—	—	—	—	8,580	(53)	8,527
Noncontrolling interests arising from acquisition of Knowles	—	—	—	—	—	—	—	—	—	—	—	240
Retirement of treasury shares	(3,864)	—	(583)	—	—	(3,864)	583	—	—	—	—	—	—
Advances to stockholder	—	—	—	—	—	—	—	—	—	(183)	(183)	—	(183)
Repayment of advances to stockholder	—	—	—	—	—	—	—	—	—	1,008	1,008	—	1,008
Exercise of employee stock options	2,740	—	1,401	—	—	—	—	—	—	—	1,401	—	1,401
Shares held in escrow	—	—	—	—	—	—	—	1,740	(3,865)	—	(3,865)	—	(3,865)
Purchase of shares for employees income tax withholding	—	—	—	—	—	526	(2,788)	—	—	—	(2,788)	—	(2,788)
Issuance of common stock in connection with reverse acquisition of Arpeggio, net of acquisition cost	8,300	1	34,060	—	—	—	—	—	—	—	34,061	—	34,061
Shares converted on vote against merger	—	—	—	—	—	4	(24)	—	—	—	(24)	—	(24)
Stock-based compensation expense	—	—	59	—	—	—	—	—	—	—	59	—	59
Stock issued to Board of Directors	30	—	155	—	—	—	—	—	—	—	155	—	155
Tax benefit from stock plan	—	—	957	—	—	—	—	—	—	—	957	—	957
Other comprehensive income	—	—	—	—	516	—	—	—	—	—	516	99	615

Balance—December 30, 2006	22,830	2	38,058	14,162	491	530	(2,812)	1,740	(3,865)	—	46,036	286	46,322
Net earnings	—	—	—	14,144	—	—	—	—	—	—	14,144	247	14,391
Dividends paid to minority stockholders												(166)
Issuance of common stock for earnout	2,300	1	(1)	—	—	—	—	—	—	—	—		—
Stock-based compensation expense	—	—	337	—	—	—	—	—	—	—	337		337
Stock issued to Board of Directors	30	—	210	—	—	—	—	—	—	—	210		210
Transfer of shares held in escrow	—	—	—	—	—	69	(515)	(69)	515	—	—		—
Release of shares held in escrow	—	—	—	—	—	—	—	(916)	—	—	—		—
Exercise of warrants	13,576	1	67,877	—	—	—	—	—	—	—	67,878		67,878
Cashless exercise of units	217	—	—	—	—	—	—	—	—	—	—		—
Other comprehensive loss	—	—	—	—	(234)	—	—	—	—	—	(234)	(108)	(342)

Balance—December 31, 2007	38,953	4	106,481	28,306	257	599	(3,327)	755	(3,350)	—	128,371	259	128,630
Net earnings	—	—	—	17,651	—	—	—	—	—	—	17,651	1,027	18,678
Noncontrolling interests arising from acquisition of Gerens	—	—	—	—	—	—	—	—	—	—	—	2,582
Issuance of common stock for earnout	2,300	—	—	—	—	—	—	—	—	—	—		—
Stock-based compensation expense	—	—	1,630	—	—	—	—	—	—	—	1,630		1,630
Issuance of restricted stock	67	—	1,099	—	—	—	—	—	—	—	1,099		1,099
Stock options exercised	19	—	146	—	—	—	—	—	—	—	146		146
Shares issued under employee stock purchase plan	159	—	959	—	—	—	—	—	—	—	959		959
Shares issued in satisfaction of contingent consideration for KJM	134	—	1,955	—	—	—	—	—	—	—	1,955		1,955
Shares issued for acquisition of PCI	83	—	1,300	—	—	—	—	—	—	—	1,300		1,300
Transfer of shares held in escrow	—	—	—	—	—	—	—	(452)	3,350	—	3,350		3,350
Purchase of treasury stock	—	—	—	—	—	1,165	(5,939)	—	—	—	(5,939)		(5,939)
Tax effect of imputed interest	—	—	985	—	—	—	—	—	—	—	985		985
Foreign currency translation	—	—	—	—	(16,001)	—	—	—	—	—	(16,001)	(358)	(16,359)

Balance—December 31, 2008	41,715	$4	$114,555	$45,957	$(15,744)	1,764	$(9,266)	303	$—	$—	$135,506	$3,510	$139,016

See accompanying notes to consolidated financial statements.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

For the Fiscal Years Ended 2008, 2007 and 2006

	2008	2007	2006
Consolidated net earnings	$18,678	$14,391	$8,527
Foreign currency translation, net of tax	(16,359)	(342)	615

Comprehensive earnings	2,319	14,049	9,142
Comprehensive earnings attributable to noncontrolling interests	669	139	46

Comprehensive earnings attributable to Hill International, Inc.	$1,650	$13,910	$9,096

See accompanying notes to consolidated financial statements.

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Fiscal Years Ended 2008, 2007 and 2006

(In thousands)

	2008	2007	2006
Cash flows from operating activities:
Consolidated net earnings	$18,678	$14,391	$8,527
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	6,385	3,740	1,995
Equity in earnings of affiliates	(3,658)	(2,221)	(1,080)
Provision for bad debts	3,361	2,271	886
Deferred tax (benefit) provision	(2,282)	338	(5)
Stock based compensation	1,630	337	59
Tax benefit from stock plan	—	—	957
Stock issued to Board of Directors	1,099	123	155
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(23,940)	(20,719)	(21,241)
Accounts receivable—affiliate	(5,742)	(2,703)	(80)
Prepaid expenses and other current assets	(4,278)	(1,233)	(700)
Income taxes receivable	(29)	(550)	—
Retainage receivable	(95)	10	134
Other assets	(1,660)	(2,216)	(65)
Accounts payable and accrued expenses	3,063	2,836	8,687
Income taxes payable	(3,023)	1,173	667
Deferred revenue	1,621	5,223	5,701
Other current liabilities	(1,313)	2,145	(1,669)
Retainage payable	544	286	(348)
Other liabilities	(191)	(336)	977

Net cash flow (used in) provided by operating activities	(9,830)	2,895	3,557

Cash flows from investing activities:
Purchase of businesses, net of cash acquired	(37,296)	(8,499)	(16,626)
Distributions from affiliate	2,844	1,528	687
Restricted cash	—	3,350	(3,350)
Purchase of minority interest in Knowles	—	(58)	—
Payments for purchase of property and equipment	(6,882)	(3,121)	(1,874)

Net cash flow used in investing activities	(41,334)	(6,800)	(21,163)

Cash flows from financing activities:
Due to bank	2,047	324	428
Proceeds from long-term debt	—	—	12,483
Payments on notes payable	(901)	(711)	(13,138)
Net borrowings (payments) on revolving loans	13,888	(7,664)	(6,578)
Dividends paid to subsidiaries’ minority stockholders	—	(166)	—
Advances to stockholder	—	—	(183)
Repayment from stockholder	—	—	1,008
Proceeds from issuance of common stock in merger, net of acquisition cost of $2,417	—	—	31,573
Proceeds from exercise of stock options and warrants	147	67,878	—
Proceeds from stock issued under employee stock purchase plan	959	—	—
Purchase of treasury stock	(5,939)	—	—

Net cash flow provided by financing activities	10,200	59,661	25,593

Effect of exchange rate changes on cash	(4,734)	(847)	516

Net (decrease) increase in cash and cash equivalents	(45,698)	54,909	8,503
Cash and cash equivalents—beginning of period	66,128	11,219	2,716

Cash and cash equivalents—end of period	$20,430	$66,128	$11,219

See accompanying notes to consolidated financial statements.

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Company

Hill International, Inc. (“Hill” or “the Company”) is a construction consulting firm headquartered in Marlton, New Jersey that provides both fee-based project management and construction claims consulting services to clients worldwide. Hill’s clients include the U.S. federal government, U.S. state and local governments, foreign governments and the private sector. Hill’s business was established in 1976 as a closely held corporation. On June 28, 2006, the Hill business merged with and into Arpeggio Acquisition Corporation (“Arpeggio”), a specified purpose acquisition company, at which time Arpeggio changed its name to “Hill International, Inc.” The Company is organized into two key operating divisions: the Project Management Group and the Construction Claims Group.

Note 2 – Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The consolidated financial statements include the accounts of Hill International, Inc. and its majority owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Commencing in 2007, the Company changed its fiscal year to end on December 31. Prior to 2007, the Company utilized a 52-53 week fiscal year ending on the Saturday closest to December 31. The difference resulting from this change in reporting period is not significant.

Arpeggio Acquisition Corporation

Arpeggio was incorporated in Delaware on April 2, 2004 as a blank check company, the objective of which was to acquire an operating business in the United States or Canada. The Company’s initial stockholders purchased 1,500,000 common shares, $0.0001 par value, for $25,000 on April 2, 2004.

On June 30, 2004, Arpeggio consummated an Initial Public Offering (“Offering”) and raised net proceeds of approximately $36,800,000. Arpeggio sold 6,800,000 Units in the Offering, which included 300,000 Units subject to the underwriters’ overallotment option. Each Unit consisted of one share of the Company’s common stock, $0.0001 par value, and two Redeemable Common Stock Purchase Warrants as described in Note 13. Approximately $36,700,000 was deposited into an interest bearing trust account (“Trust Fund”) until the earlier of (i) the consummation of its first Business Combination or (ii) the liquidation of Arpeggio. The remaining net proceeds were used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Merger and Accounting Treatment

On June 28, 2006, Arpeggio consummated a merger with Hill International, Inc., a Delaware corporation (“Old Hill”), in which Old Hill merged with and into Arpeggio pursuant to an Agreement and Plan of Merger dated December 5, 2005, as amended (the “Merger Agreement”), among Arpeggio, Old Hill and certain stockholders of Old Hill. The stockholders of Old Hill received 14,500,000 shares of Arpeggio’s common stock in exchange for all of the outstanding common shares of Old Hill. Immediately following the merger, the stockholders of Old Hill owned approximately 63.6% of the total voting power of Arpeggio. Accordingly, the merger was

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accounted for as a reverse acquisition under U.S. generally accepted accounting principles pursuant to which Old Hill was considered to be the acquiring entity and Arpeggio was the acquired company for accounting purposes, accompanied by a recapitalization of Old Hill. As a result of this reverse purchase accounting treatment, (i) the historical financial statements presented for periods prior to the date of the merger are no longer the historical financial statements of Arpeggio; (ii) the historical financial statements for periods prior to the date of the merger are those of Old Hill, (iii) all references to the historical financial statements of the Company apply to the historical financial statements of Old Hill prior to and subsequent to the merger, and (iv) any references to Arpeggio apply solely to that company and its financial statements prior to the merger.

Twelve percent (12%) or 1,740,000 of the 14,500,000 shares of Arpeggio common stock issued to the Old Hill stockholders at the time of the merger were placed into escrow to secure the indemnity rights of Arpeggio under the Merger Agreement and are governed by the terms of an escrow agreement. The shares were divided into two tranches: (a) 1,450,000 shares to cover non-tax indemnities (“Basic Indemnity Shares”) and (b) 290,000 shares to cover tax indemnities (“Tax Indemnity Shares”). These shares, minus any shares applied in satisfaction of a claim for indemnification, were to be returned to the stockholders on the following dates: April 30, 2007 for the Basic Indemnity Shares and December 31, 2010 for the Tax Indemnity Shares. At April 30, 2007, a total of 465,160 shares were allocated to the Company for satisfaction of certain claims and will be placed in treasury stock in the event the claims are ultimately paid. Effective April 30, 2007, a total of 915,300 of the Basic Indemnity Shares were released to the stockholders. Due to the settlement of the Wartsila matter (see Note 17), 451,665 shares will be released to the stockholders. The remaining 13,495 Basic Indemnity Shares and 290,000 Tax Indemnity Shares were retained in escrow.

One Arpeggio stockholder, owning 3,900 shares of Arpeggio common stock, voted against the merger and requested to receive his pro rata share of cash in the Trust Fund. The combined company remitted to that stockholder approximately $24,000 in exchange for his shares.

The Company agreed to withhold its common stock due to certain Old Hill option holders and to remit to the proper taxing authorities payment for income taxes due on income realized by them from the exercise of their options. The total amount remitted to the taxing authorities was approximately $2,800,000 and the Company received 529,742 shares of its common stock which is included in treasury stock.

The Merger Agreement also provides for Old Hill’s stockholders to receive up to an additional 6,600,000 shares of the combined company’s common stock, contingent upon the combined company attaining certain earnings targets as follows:

Fiscal year	Earnings before interest and taxes	Contingent shares

2006	$9,900,000	2,300,000

2007	$13,500,000	2,300,000

2008	$18,400,000	1,000,000

2009	$24,900,000	1,000,000

The Company met the earnings targets for the fiscal years ended December 30, 2006 and December 31, 2007 and 2008 and therefore 2,300,000 shares of the Company’s common stock were issued in the second quarter of 2007, 2,300,000 shares were issued in the second quarter of 2008 and 1,000,000 shares will be issued in the second quarter of 2009 to the former stockholders of Old Hill.

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Upon consummation of the merger, approximately $37,500,000 was released from trust to be used by the combined company. The total direct and incremental costs of approximately $3,400,000 incurred by the Company for professional services in connection with the merger were reflected as a reduction of additional paid-in capital as of the effective date of the merger.

(b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The estimates affecting the consolidated financial statements that are particularly significant include revenue recognition, allocation of purchase price to acquired intangibles and goodwill, recoverability of long-lived assets, income taxes, allowance for doubtful accounts and commitments and contingencies.

(c)	Foreign Currency Translations and Transactions

Assets and liabilities of all foreign operations are translated at year-end rates of exchange, and the statements of operations are translated at the average rates of exchange for the year. Gains or losses resulting from translating foreign currency financial statements are accumulated in a separate component of stockholders’ equity until the entity is sold or substantially liquidated.

Gains or losses from foreign currency transactions (transactions denominated in a currency other than the entity’s local currency) are included in net earnings.

(d)	Fair Value of Financial Instruments

The fair value of financial instruments, which primarily consists of cash and cash equivalents, net receivables and accounts payable, approximates carrying value due to the short-term nature of the instruments. The carrying value of long-term debt approximates its fair value as the interest rate is variable.

(e)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and investments in money market funds and investment grade securities held with high quality financial institutions. The Company considers all highly liquid instruments purchased with a remaining maturity of three months or less at the time of purchase to be cash equivalents.

(f)	Restricted Cash

Restricted cash primarily represents advance payments from clients required to be maintained in foreign accounts to serve as collateral for bonds or guarantees on several projects. The cash will remain restricted until the respective project has been completed, which typically is greater than one year.

(g)	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash investments and accounts receivable.

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company maintains its cash accounts with high quality financial institutions. Although we currently believe that the financial institutions with whom we do business, will be able to fulfill their commitments to us, there is no assurance that those institutions will be able to continue to do so.

The Company provides professional services, under contractual arrangements, to domestic and foreign governmental units, institutions and the private sector. To reduce credit risk, the Company performs ongoing credit evaluations of its clients and does not require collateral beyond customary retainers.

The Company had no client that accounted for 10% or more of total revenue in 2008, one client that accounted for 17% of total revenue in 2007, and two clients that collectively accounted for a total of 30% of total revenue in 2006.

The Company had no client that accounted for more than 10% of accounts receivable at December 31, 2008 and one client that accounted for 12% of accounts receivable at December 31, 2007.

The Company has several contracts with U.S. federal government agencies that accounted for 12%, 12%, and 8% of total revenue during the fiscal years 2008, 2007 and 2006, respectively.

(h)	Allowance for Doubtful Accounts

The allowance for doubtful accounts is an estimate prepared by management based on identification of the collectibility of specific accounts and the overall condition of the receivable portfolios. When evaluating the adequacy of the allowance for doubtful accounts, the Company specifically analyzes trade receivables, including retainage receivable, historical bad debts, client credits, client concentrations, client credit worthiness, current economic trends and changes in client payment terms. If the financial condition of clients were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Likewise, should the Company determine that it would be able to realize more of its receivables in the future than previously estimated, an adjustment to the allowance would increase income in the period such determination was made. The allowance for doubtful accounts is reviewed on a quarterly basis and adjustments are recorded as deemed necessary.

(i)	Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is provided over the estimated useful lives of the assets as follows:

	Method	Estimated Useful Life
Furniture and equipment	Straight-line	10 years
Leasehold improvements	Straight-line	Shorter of estimated useful life or lease term
Computer equipment and software	Straight-line	3 to 5 years
Automobiles	Straight-line	5 years

Under the provisions of Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, the Company capitalizes costs associated with internally developed and/or purchased software systems the have reached

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the application development stage and meet recoverability tests. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software, payroll and payroll-related expenses for employees who are directly associated with and devote time to the internal-use software project. Capitalization of such costs begins when the preliminary project stage is complete and ceases no later than the point at which the project is substantially complete and ready for its intended purpose. Costs for general and administrative, overhead, maintenance and training, as well as the cost of software that does not add functionality to existing systems, are expensed as incurred.

Upon retirement or other disposition of these assets, the cost and related depreciation are removed from the accounts and the resulting gain or loss, if any, is reflected in results of operations. Expenditures for maintenance, repairs and renewals of minor items are charged to expense as incurred. Major renewals and improvements are capitalized.

(j)	Retainage Receivable

Retainage receivable represents balances billed but not paid by clients pursuant to retainage provisions in the construction management contracts and will be due upon completion of specific tasks or the completion of the contract. The current portion of retainage receivable is included in accounts receivable in the Consolidated Balance Sheets. The long-term portion of retainage receivable is included in retainage receivable in the Consolidated Balance Sheets.

(k)	Long-Lived Assets

Acquired intangible assets consist of contract rights, client related intangibles and trade names arising from the Company’s acquisitions. These assets are amortized over their estimated lives which range from three to ten years.

The Company follows the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which establishes accounting standards for the impairment of long-lived assets such as property and equipment and intangible assets subject to amortization. The Company reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the undiscounted expected future cash flows over the remaining useful life of a long-lived asset is less than its carrying amount, the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flow discounted at a rate commensurate with the risks associated with the recovery of the asset. Assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

(l)	Goodwill

Goodwill consists of the excess of cost over the fair value of net assets acquired in business combinations accounted for as purchases.

The Company follows the provision of SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires an annual impairment test for goodwill and intangible assets with indefinite lives. Under SFAS No. 142, the first step of the impairment test requires that the Company determine the fair value of each reporting unit, and compare the fair value to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform a second more detailed impairment assessment. The second impairment assessment involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine

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the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date.

Application of the goodwill impairment test requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the businesses, the useful life over which cash flows will occur, and determination of the Company’s weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions on goodwill impairment for each reporting unit. The Company performed its annual impairment test effective July 1, 2008 and noted no impairment for either of its reporting units. In the future, the Company will continue to perform the annual test during its fiscal third quarter unless events or circumstances indicate an impairment may have occurred before that time. Although the global economy has further deteriorated in the latter part of 2008, the Company has determined that goodwill has not been impaired subsequent to the assessment performed during the third quarter.

(m)	Investments

Gerens Management Group, S.A.

In connection with the acquisition of Gerens Management Group, S.A. (“Gerens”) (see Note 3), the Company obtained the following investments:

•

Concessia, Cartera y Gestion de Infrastructuras, S.A. – Gerens has paid $1,695,000 for a 5.16% interest in this entity. This entity will invest in the equity of companies which finance, construct and operate various public and private infrastructure projects. The payment represents 25% of the total required capital contribution. Gerens has accrued the remaining commitment of approximately $5,084,000 and has included that amount in the cost of the investment and in other liabilities in the accompanying consolidated balance sheet.

•

Neuvo Hospital de Burgos, S.A. – Gerens has paid $645,000 for a 5% interest in this entity. Upon completion of construction, this entity will operate the hospital for a period of up to 27 years. The payment represents 25% of the total required capital contribution. Gerens has accrued the remaining commitment of approximately $1,932,000 and has included that amount in the cost of the investment and in other liabilities in the accompanying consolidated balance sheet.

•

Nuevo Parque de Bomberos Mallorca, S.A. – Gerens’ investment amounts to approximately $271,000 which represents a 10% fully-paid interest in this entity which will construct and finance certain public works facilities located in Mallorca. Upon completion of the construction phase, the facilities will be sold to the municipality.

Stanley Baker Hill, LLC

The Company owns a one-third interest in Stanley Baker Hill, LLC (“SBH”), which is accounted for using the equity method. SBH was formed in February 2004 for the purpose of providing various architect-engineer and construction management services in connection with the Iraq Reconstruction Program.

Hill/TMG Joint Venture

The Company owns a 50% interest in the members’ equity of Hill/TMG Joint Venture (“Hill TMG”), which is accounted for using the equity method. Hill TMG was formed in May 2008 between Talaat Moustafa Group Holding Co. (“TMG”) and Hill. Hill TMG is managing the construction of several of TMG’s largest developments in Egypt.

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Other

The Company will, in the ordinary course, form joint ventures for specific projects. These joint ventures typically require limited or no investment and provide a pass-through for the Company’s billings. Any distributions in excess of the Company’s billings are accounted for as income when received.

(n)	Due to Bank

Under the Company’s cash-management system, certain cash accounts reflect credit balances to the extent checks were disbursed but not immediately funded at the bank. The Company manages this process daily and ensures all checks are funded when presented. The amounts of these credit balances were approximately $2,906,000 and $942,000 at December 31, 2008 and December 31, 2007, respectively.

(o)	Deferred Revenue

In certain instances the Company may collect advance payments from clients for future services. Upon receipt, the payments are reflected as deferred revenue in the Company’s Consolidated Balance Sheet. As the services are performed, the Company reduces the balance and recognizes revenue.

(p)	Deferred Rent

Rent expenses related to operating leases where scheduled rent increases exist is determined by expensing the total amount of rent due over the life of the operating lease on a straight-line basis. The difference between the rent paid under the terms of the lease and the rent expensed on a straight-line basis is recorded as a liability. The non-current portion of deferred rent at December 31, 2008 and December 31, 2007 was $745,000 and $614,000, respectively, and is included in other liabilities on the consolidated balance sheets. The current portion of deferred rent at December 31, 2008 and December 31, 2007 was $268,000 and $58,000, respectively, and is included in other current liabilities on the consolidated balance sheets.

(q)	Income Taxes

The Company is required to estimate income taxes in each of the jurisdictions in which it operates. This process involves estimating its actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the Company’s Consolidated Balance Sheets. The Company must assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent it believes recovery is not likely, the Company must establish a valuation allowance. To the extent the Company establishes a valuation allowance in a period; it must include an expense within the tax provision in the consolidated statements of earnings. The Company has recorded a valuation allowance to reduce the deferred tax asset to an amount that is more likely than not to be realized in future years. If the Company determines in the future that it is more likely than not that the net deferred tax assets would be realized, then the previously provided valuation allowance would be adjusted. Effective January 1, 2007, the Company implemented Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109 (FIN 48), which clarifies the accounting for income tax benefits that are uncertain in nature.

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Under FIN 48, a company recognizes a tax benefit in the financial statements for an uncertain tax position only if management’s assessment is that the position is “more likely than not” (i.e., a likelihood greater than 50 percent) to be allowed by the tax jurisdiction based solely on the technical merits of the position. The term “tax position” in FIN 48 refers to a position in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The accounting interpretation also provides guidance on measurement methodology, derecognition thresholds, financial statement classification and disclosures, recognition of interest and penalties, and accounting for the cumulative-effect adjustment at the date of adoption.

(r)	Revenue Recognition

The Company generates revenue primarily from providing professional services to its clients. Revenue is generally recognized upon the performance of services. In providing these services, the Company may incur reimbursable expenses, which consist principally of amounts paid to subcontractors and other third parties and travel and other job related expenses that are contractually reimbursable for clients. In accordance with Emerging Issues Task Force Issue No. (“EITF”) 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, and EITF 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, the Company has assessed the indicators provided in EITF 99-19 and determined that it will include reimbursable expenses in computing and reporting its total revenue as long as the Company remains responsible to the client for the fulfillment of the contract and for the overall acceptability of all services provided.

The Company earns its revenues from time-and-materials, cost-plus and fixed-price contracts. If estimated total costs on any contract indicate a loss, the Company charges the entire estimated loss to operations in the period the loss becomes known. The cumulative effect of revisions to revenue, estimated costs to complete contracts, including penalties, incentive awards, change orders, claims, anticipated losses, and others are recorded in the accounting period in which the events indicating a loss are known and the loss can be reasonably estimated. Such revisions could occur at any time and the effects may be material.

Time-and-Materials Contracts

Under its time-and-materials contracts, the Company negotiates hourly billing rates and charges its clients based on the actual time that the Company spends on a project. In addition, clients reimburse the Company for its actual out-of-pocket costs of materials and other direct incidental expenditures that the Company incurs in connection with its performance under the contract. Its profit margins on time-and-materials contracts fluctuate based on actual labor and overhead costs that the Company directly charges or allocates to contracts compared with negotiated billing rates. Revenues on these contracts are recognized based on the actual number of hours the Company spends on the projects plus any actual out-of-pocket costs of materials and other direct incidental expenditures that the Company incurs on the projects. Its time-and-materials contracts also generally include annual billing rate adjustment provisions.

Cost-Plus Contracts

The Company has two major types of cost-plus contracts:

Cost-Plus Fixed Fee

Under cost-plus fixed fee contracts, the Company charges its clients for its costs, including both direct and indirect costs, plus a fixed negotiated fee. In negotiating a cost-plus fixed fee contract, the Company estimates all recoverable direct and indirect costs and then adds a fixed profit component. The total estimated cost plus the negotiated fee represents the total contract value. The Company

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recognizes revenues based on the actual labor costs, based on hours of labor effort, plus non-labor costs the Company incurs, plus the portion of the fixed fee the Company has earned to date. The Company invoices for its services as revenues are recognized or in accordance with agreed-upon billing schedules. Aggregate revenues from cost-plus fixed fee contracts may vary based on the actual number of labor hours worked and other actual contract costs incurred. However, if actual labor hours and other contract costs exceed the original estimate agreed to by its client, the Company generally must obtain a change order, contract modification, or successfully prevail in a claim in order to receive additional revenues relating to the additional costs (see “Change Orders and Claims”).

Cost-Plus Fixed Rate

Under its cost-plus fixed rate contracts, the Company charges clients for its costs plus negotiated rates based on its indirect costs. In negotiating a cost-plus fixed rate contract, the Company estimates all recoverable direct and indirect costs and then adds a profit component, which is a percentage of total recoverable costs to arrive at a total dollar estimate for the project. The Company recognizes revenues based on the actual total number of labor hours and other costs the Company expends at the cost plus the fixed rate the Company negotiated. Similar to cost-plus fixed fee contracts, aggregate revenues from cost-plus fixed rate contracts may vary and the Company generally must obtain a change order, contract modification, or successfully prevail in a claim in order to receive additional revenues relating to any additional costs that exceed the original contract estimate (see “Change Orders and Claims”).

Labor costs and subcontractor services are the principal components of its direct costs on cost-plus contracts, although some include materials and other direct costs. Some of these contracts include a provision that the total actual costs plus the fee will not exceed a guaranteed price negotiated with the client. Others include rate ceilings that limit the reimbursement for general and administrative costs, overhead costs and materials handling costs. The accounting for these contracts appropriately reflects such guaranteed price or rate ceilings.

Firm Fixed-Price (“FFP”) Contracts

The Company’s FFP contracts have historically accounted for most of its fixed-price contracts. Under FFP contracts, the Company’s clients pay it an agreed amount negotiated in advance for a specified scope of work. The Company recognizes revenues on FFP contracts using the percentage-of-completion method (recognizing revenue as costs are incurred). Profit margins the Company recognizes in all periods prior to completion of the project on any FFP contract depend on the accuracy of the Company’s estimates of approximate revenue and expenses and will increase to the extent that its current estimates of aggregate actual costs are below amounts previously estimated. Conversely, if the Company’s current estimated costs exceed prior estimates, its profit margins will decrease and the Company may realize a loss on a project. In order to increase aggregate revenue on the contract, the Company generally must obtain a change order, contract modification, or successfully prevail in a claim in order to receive payment for the additional costs (see “Change Orders and Claims”).

Change Orders and Claims

Change orders are modifications of an original contract that effectively change the provisions of the contract without adding new provisions. Either the Company or its client may initiate change orders. They may include changes in specifications or design, manner of performance, facilities, equipment, materials, sites and period of completion of the work. Claims are amounts in excess of the agreed contract price that the Company seeks to collect from its clients or others for client-caused delays, errors in specifications and designs, contract terminations, change orders that are either in dispute or are unapproved as to both scope and price, or other causes of unanticipated additional contract costs.

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Change orders and claims occur when changes are experienced once contract performance is underway. Change orders are sometimes documented and terms of such change orders are agreed with the client before the work is performed. Sometimes circumstances require that work progresses before agreement is reached with the client. Costs related to change orders and claims are recognized when they are incurred. Change orders and claims are included in total estimated contract revenue when it is probable that the change order or claim will result in a bona fide addition to contract value that can be reliably estimated. No profit is recognized on claims until final settlement occurs. This can lead to a situation where costs are recognized in one period and revenues are recognized when client agreement is obtained or claims resolution occurs, which can be in subsequent periods.

The Company has contracts with the U.S. government that contain provisions requiring compliance with the U.S. Federal Acquisition Regulations (“FAR”). These regulations are generally applicable to all of its federal government contracts and are partially or fully incorporated in many local and state agency contracts. They limit the recovery of certain specified indirect costs on contracts subject to the FAR. Cost-plus contracts covered by the FAR provide for upward or downward adjustments if actual recoverable costs differ from the estimate billed under forward pricing arrangements. Most of its federal government contracts are subject to termination at the convenience of the client. Contracts typically provide for reimbursement of costs incurred and payment of fees earned through the date of such termination.

Federal government contracts which are subject to the FAR and some state and local governmental agencies require audits, which are performed for the most part by the Defense Contract Audit Agency (“DCAA”). The DCAA audits the Company’s overhead rates, cost proposals, incurred government contract costs, and internal control systems. During the course of its audits, the DCAA may question incurred costs if it believes the Company has accounted for such costs in a manner inconsistent with the requirements of the FAR or Cost Accounting Standards (“CAS”) and recommend that its U.S. government corporate administrative contracting officer disallow such costs. Historically, the Company has not experienced significant disallowed costs as a result of such audits. However, the Company can provide no assurance that the DCAA audits will not result in material disallowances of incurred costs in the future.

(s)	Share-Based Compensation

The Company follows the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment. The Company uses the Black-Scholes option pricing model to measure the estimated fair value of the options under SFAS No. 123(R). The compensation expense, less forfeitures, is being recognized over the service period on a straight-line basis. The Company’s policy is to use newly issued shares to satisfy the exercise of stock options.

(t)	Advertising Costs

Advertising costs are expensed as incurred. Such expenses for the years ended December 31, 2008, December 31, 2007 and December 30, 2006, are approximately $849,000, $666,000 and $450,000, respectively.

(u)	Earnings per Share

Basic earnings per common share and diluted earnings per common share are presented in accordance with SFAS No. 128, Earnings per Share. Basic earnings per common share has been computed using the weighted-average number of shares of common stock outstanding during the year. Diluted earnings per common share incorporates the incremental shares issuable upon the assumed exercise of stock options and warrants using the treasury stock method.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dilutive stock options and warrants increased average common shares outstanding by approximately 339,000 shares, 4,667,000 shares and 1,249,000 shares for the years ended December 31, 2008, December 31, 2007 and December 30, 2006, respectively.

Options to purchase 113,000 shares, 682,000 shares and 25,000 shares of the Company’s common stock were not included in the calculation of common shares outstanding for the years ended December 31, 2008, December 31, 2007 and December 30, 2006, respectively, because they were anti-dilutive.

Warrants to purchase 13,600,000 shares of the Company’s common stock and an underwriter’s option to purchase 300,000 units consisting of one share of the Company’s common stock and two warrants to purchase shares of the Company’s common stock were not included in the calculation of common shares outstanding for the year ended December 30, 2006 because they were anti-dilutive.

(v)	Recent Accounting Pronouncements

FASB Statement No. 157

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which became effective on January 1, 2008. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. Implementation of SFAS No. 157 did not have a material impact on the Company’s consolidated financial statements.

FASB Staff Position No. 157-1

In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions, which became effective for the Company on January 1, 2009. This FSP excludes FASB Statement No. 13, Accounting for Leases, and its related interpretive accounting pronouncements from the provisions of SFAS No. 157. Implementation of this standard will not have a material effect on the Company’s consolidated financial statements.

FASB Staff Position FAS No. 157-2

In February 2008, the FASB issued FSP No. 157-2, Effective Date of FASB Statement No. 157, which delayed the Company’s January 1, 2008 effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until January 1, 2009. Implementation of this standard will not have a material effect on the Company’s consolidated financial statements.

FASB Statement No. 159

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115, which became effective on January 1, 2008. This standard permits companies to choose to measure many financial instruments and certain other items at fair value and report unrealized gains and losses in earnings. Such accounting is optional and is generally to be applied instrument by instrument. Implementation of SFAS No. 159 did not have a material effect on the Company’s consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FASB Statement No. 141 (revised 2007)

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, which became effective for business combination transactions having an acquisition date on or after January 1, 2009. This standard requires the acquiring entity in a business combination to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date to be measured at their respective fair values. The Statement requires acquisition-related costs, as well as restructuring costs the acquirer expects to incur for which it is not obligated at acquisition date, to be recorded against income rather than included in purchase-price determination. It also requires recognition of contingent arrangements at their acquisition-date fair values, with subsequent changes in fair value generally reflected in income.

Staff Accounting Bulletin No. 110

In December 2007, the SEC released Staff Accounting Bulletin (“SAB”) No. 110 which indicates that the staff will continue to accept, under certain circumstances, the use of the simplified method in developing an estimate of the expected term for “plain vanilla” options in accordance with SFAS No. 123(R), Share-Based Payment. The Company has limited historical data on which to base its estimate (see Note 12) to the Company’s consolidated financial statements) and, accordingly, it will continue to use the simplified method until such historical data becomes available.

Note 3 – Acquisitions

In December 2007, the FASB issued SFAS No. 141(R) which became effective for the Company on January 1, 2009. SFAS No. 141(R) requires that all acquisition-related costs, as well as restructuring costs the acquirer expects to incur for which it is not obligated at acquisition date, to be recorded against income rather than included in purchase-price determination. During 2008, the Company expensed $621,000 of costs related to due diligence efforts for discontinued and potential acquisitions.

Chitester Management Systems, Inc.

On October 22, 2008, the Company acquired all of the outstanding common stock of Chitester Management Systems, Inc. (“Chitester”), a firm that provided construction claims and dispute resolution services nationally. Chitester provided the Company’s Construction Claims segment with expanded geographical coverage in Tampa, Florida and Westmont, New Jersey. Total consideration amounted to $1,300,000 consisting of a cash payment of $600,000 on the date of closing plus contingent consideration amounting to $700,000 payable in shares of the Company’s common stock. The contingent consideration has been withheld for a period of not less than one year as a reserve against indemnification claims. On October 22, 2009, Hill will pay to the sellers the

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difference, if any, between $700,000 and the amount of any unresolved indemnification claims in shares of Hill common stock valued at the average closing price of the Company’s common stock for the ten-day period which ended on October 17, 2008. When all such claims have been resolved, Hill will pay the balance, if any, between the unpaid contingent consideration balance and the amount of all resolved indemnification claims in shares of Hill common stock valued at the average closing price of the Company’s common stock for the ten-day period which ended on October 17, 2008. The maximum number of shares issuable for the contingent consideration is 72,211 shares. These shares are not currently outstanding, however, they have been included in the computation of earnings per share for the year ended December 31, 2008. The Company has included the contingent consideration of $700,000 in other current liabilities in the consolidated balance sheet at December 31, 2008. The results of operations of Chitester are not material to the Company’s consolidated results of operations.

The acquired intangibles have a weighted average life of 8.8 years. The intangible assets consist of a client related intangible of $345,000 with a 10 year life and a contract intangible of $56,000 with a two year life. Goodwill amounting to $492,000 has been allocated to the Construction Claims segment and is deductible for income tax purposes.

PCI Group, LLC

On July 31, 2008, Hill purchased PCI Group, LLC (“PCI”), a firm that provided scheduling, construction claims, project management support, and software sales and support services throughout the western United States. PCI provided the Company’s Construction Claims segment with additional presence in Las Vegas, Phoenix, Sacramento, Seattle and Dallas. The purchase price was $6,400,000 consisting of $4,100,000 in cash plus shares of the Company’s common stock valued at $2,300,000. At closing, $4,100,000 in cash was paid to the sellers and 82,436 shares of the Company’s common stock, representing $1,300,000 based on the closing price of the Company’s common stock on July 28, 2008, were issued to the sellers. The remaining $1,000,000 is contingent consideration and is being withheld for a period of not less than one year as a reserve against indemnification claims. On July 31, 2009, Hill will pay to the sellers the difference, if any, between $1,000,000 and the amount of any unresolved indemnification claims in shares of Hill common stock valued at the closing price of such shares on July 28, 2008. When all such claims have been resolved, Hill will pay the balance, if any, between the unpaid contingent consideration balance and the amount of all resolved indemnification claims in shares of Hill common stock valued at the closing price of such shares on July 28, 2008. The maximum number of shares issuable for the contingent consideration is 63,412 shares. These shares are not currently outstanding, however, they have been included in the computation of earnings per share for the year ended December 31, 2008. The Company has included the contingent consideration of $1,000,000 in other current liabilities in the consolidated balance sheet at December 31, 2008.

The acquisition was accounted for under the purchase method of accounting and accordingly, the results of operations and cash flows of PCI have been included in the accompanying consolidated financial statements for the period subsequent to the acquisition date. At December 31, 2008, the total purchase price, including the contingent consideration of $1,000,000 and acquisition expenses of $121,000, was $6,521,000. The following table summarizes the allocation (which is preliminary and subject to change) of the purchase price based on the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date (in thousands):

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash	$(31)
Other current assets	1,080
Fixed assets	84
Acquired intangibles	2,948
Goodwill	4,204

Total assets acquired	8,285
Current liabilities assumed	(251)
Deferred taxes	(1,513)

Net assets acquired	$6,521

The acquired intangibles have a weighted average life of 9.1 years. The intangible assets consist of a client related intangible of $2,528,000 with a 10 year life, a contract intangible of $325,000 with a four year life and a trade name intangible of $95,000 with a life of two years. Goodwill amounting to $4,203,000 has been allocated to the Construction Claims segment and is not deductible for income tax purposes.

Euromost Polska Sp. z o.o

On May 27, 2008, Hill International S.A., the Company’s wholly-owned subsidiary, acquired all of the outstanding capital stock of Euromost Polska Sp. z o.o (“Euromost”), a Warsaw-headquartered firm, provides project management and other construction consulting services throughout Poland. Euromost also has offices in Krakow, Wroclaw and Gdynia. The consideration paid by Hill International S.A. consisted of cash amounting to €10,850,000 ($16,861,000 at the exchange rate at the date of acquisition) and a non-interest bearing note amounting to €500,000 ($772,000) payable on June 17, 2009. The note is subject to reduction to satisfy any of the sellers’ indemnification obligations. The sellers may receive additional consideration of up to €5,350,000 ($8,413,000) under an earn-out arrangement payable at the rate of €2,775,000 ($4,364,000) in 2009 and €2,575,000 ($4,049,000) in 2010 based on the future financial performance of Euromost for the years ending December 31, 2008 and 2009, respectively. Based on Euromost’s 2008 performance, Euromost achieved a 2008 earn-out payout of approximately €1,079,000 ($1,526,000 based on the exchange rate at December 31, 2008) which will be paid to the sellers during the second quarter of 2009.

The acquisition was accounted for under the purchase method of accounting and accordingly, the results of operations and cash flows of Euromost have been included in the accompanying consolidated financial statements for periods subsequent to the acquisition date. The total purchase price, including acquisition expenses of $712,000, was $18,345,000. The following table summarizes the allocation of the purchase price based on the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date (in thousands):

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash	$1,754
Other current assets	3,995
Fixed assets	188
Acquired intangibles	9,656
Goodwill	6,753

Total assets acquired	22,346
Current liabilities assumed	(2,166)
Deferred taxes	(1,835)

Net assets acquired	$18,345

The acquired intangibles have a weighted average life of 5.6 years. The intangible assets consist of a client related intangible of $4,981,000 with a 7 year life, a contract intangible of $4,369,000 with a 3.6 year life and a trade name intangible of $347,000 with a life of ten years. Goodwill has been allocated to the Project Management segment and is not deductible for income tax purposes.

Gerens Management Group, S.A.

On February 15, 2008, Hill International S.A., the Company’s wholly-owned subsidiary, acquired 60% of the outstanding capital stock of Gerens Management Group, S.A. (“Gerens”), a Spanish-headquartered firm that provides project management services on major construction projects throughout Spain as well as in Western Europe and Latin America. The consideration paid by Hill International S.A. was €10,800,000 ($15,981,000 at the exchange rate at the date of acquisition) in cash. The remaining minority stockholders of Gerens, who own 40% of the company, consist of Gerens’ Managing Director as well as a group of major Spanish savings banks. Gerens, which has about 250 employees, changed its name to Gerens Hill International, S.A. immediately following the acquisition.

Gerens is headquartered in Madrid, Spain and has additional offices in Barcelona, Spain and Cancun, Mexico. The company has managed the construction of major projects in various sectors, including residential, commercial, healthcare, retail and leisure, infrastructure, and hotels and resorts. Gerens brings together extensive knowledge of the Spanish market and worldwide experience in the management and control of complex design and construction processes offering their clients project management and independent technical consultancy services.

In connection with the acquisition, Gerens’ shareholders, including Hill International S.A., entered into an agreement whereby the minority shareholders have a right to compel Hill International S.A. to purchase any or all of their shares during the period from March 31, 2010 to March 31, 2020. Hill International S.A. also has the right to compel the minority shareholders to sell any or all of their shares during the period from March 31, 2011 to March 31, 2021. The purchase price for such shares shall be the greater of (a) €18,000,000 increased by the General Price Index (capped at 3.5% per annum) or (b) ten times the company’s earnings before interest and income taxes for the prior fiscal year, multiplied by a percentage which the shares to be purchased bear to the total number of shares outstanding at the time of the purchase. Such amount may be increased by increases in equity subsequent to the acquisition date, and can be paid in cash or shares of our common stock at the option of the sellers.

The acquisition was accounted for under the purchase method of accounting and accordingly, the results of operations and cash flows of Gerens have been included in the accompanying consolidated financial statements for periods subsequent to the acquisition date.

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The total purchase price, including acquisition expenses of $451,000, was $16,432,000. The following table summarizes the allocation (which is preliminary and subject to change) of the purchase price based on the estimated fair value of the assets acquired and liabilities assumed as of the acquisition date (in thousands):

Cash	$2,513
Other current assets	11,324
Furniture and equipment	1,110
Investment in affiliates	10,043
Other assets	482
Acquired intangibles	2,885
Goodwill	10,540

Total assets acquired	38,897
Current liabilities assumed	(11,577)
Deferred taxes	(866)
Long term liabilities	(7,440)
Minority interest	(2,582)

Net assets acquired	$16,432

The acquired intangibles have a weighted average life of 7.9 years. The intangible assets consist of a client related intangible of $1,154,000 with a 10 year life, a contract intangible of $1,332,000 with a four year life and a trade name intangible of $400,000 with a fifteen year life. Goodwill has been allocated to the Project Management segment and is not deductible for income tax purposes.

John Shreeves Holdings Ltd.

On January 4, 2008, Hill International (UK) Ltd., a wholly-owned subsidiary of the Company, acquired John Shreeves Holdings Ltd. and its operating subsidiary John Shreeves & Partners Ltd. (collectively “Shreeves”), a London-based firm that provides project management and cost consultancy services on primarily private-sector projects throughout the United Kingdom. The acquired business will continue to operate under the Shreeves brand name until its operations have been consolidated with Hill’s. Total consideration amounted to £1,850,000 ($3,700,000 at the exchange rate on the date of acquisition) consisting of a cash payment of £1,650,000 ($3,300,000) on the date of closing and a cash payment of £200,000 ($400,000) which was paid on July 3, 2008. The Company acquired intangible assets and goodwill amounting to $1,614,000 and $1,802,000, respectively. The acquired intangibles have a weighted average life of 9.1 years. The intangible assets consist of a client related intangible of $1,384,000 with a 10 year life, a contract intangible of $178,000 with a four year life and a trade name intangible of $52,000 with a life of two years. Goodwill has been allocated to the Project Management segment and is not deductible for income tax purposes. The results of operations of Shreeves are not material to the consolidated results of operations of the Company.

The following unaudited pro forma information assumes the above acquisitions had occurred on December 31, 2006. The pro forma information, as presented below, is not necessarily indicative of the results that would have been obtained had the acquisitions occurred on that date, nor is it necessarily indicative of the Company’s future results.

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in thousands	2008	2007
Total revenue	$396,779	$254,938
Net earnings attributable to Hill	$17,458	$13,854
Basic earnings per share	$0.43	$0.52
Diluted earnings per share	$0.42	$0.44

The pro forma net earnings reflects adjustments for amortization of intangibles, stock-based compensation expense, interest charges and income taxes.

KJM & Associates, Ltd.

On May 10, 2007, the Company acquired all of the common stock of KJM & Associates, Ltd. (“KJM”). KJM provided project management and project controls services primarily for the transportation and education markets. KJM was headquartered in Bellevue, Washington and provided the Company’s Project Management Group with new and expanded geographic coverage in Washington, Oregon, California, Arizona, Texas and New York.

The Company paid $9,350,000 consisting of $8,350,000 in cash plus 136,593 shares of restricted common stock of the Company (the “Restricted Shares”) initially valued at $1,000,000. The Restricted Shares were valued based on the average closing price of the Company’s common stock for the 10 trading days prior to the closing date. The Restricted Shares will be held in escrow for one year as security for any indemnification obligations of KJM’s selling stockholder. Since the Restricted Shares are subject to forfeiture, they were not be considered outstanding for accounting purposes until the end of the contingency period, at which time the fair value of the shares actually distributed were accounted for as additional purchase consideration. On May 10, 2008, the Company issued 134,360 shares of common stock, then valued at $1,955,000, in satisfaction of the contingent purchase consideration. Substantially all of KJM’s operations were integrated into Hill on September 1, 2007.

The acquisition was accounted for under the purchase method of accounting, effective as of May 1, 2007, and accordingly, the results of operations and cash flows of KJM have been included in the accompanying Consolidated Financial Statements for the period subsequent to the effective date. At December 31, 2008, the total purchase price, including acquisition expenses of $182,000, was $10,507,000. The following table summarizes the allocation of the purchase price based on the fair value of the assets acquired and liabilities assumed as of the acquisition date (in thousands):

Cash	$53
Other current assets	3,862
Furniture and equipment	224
Other assets	37
Acquired intangibles	3,345
Goodwill	4,739

Total assets acquired	12,260
Current liabilities assumed	(1,725)
Long term liabilities	(28)

Net assets acquired	$10,507

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The acquired intangibles have a weighted average life of 9.1 years. The intangible assets consist of a client related intangible of $2,854,000 with a 10 year life, a contract intangible of $366,000 with a four year life, a trade name intangible of $107,000 with a life of two years and a covenant-not-to-compete of $18,000 with a three year life. Goodwill has been allocated to the Project Management segment and is deductible for income tax purposes. The results of operations of KJM were not material to the Company’s consolidated statement of earnings.

Note 4 – Receivables

(in thousands)	December 31, 2008	December 31, 2007
Billed	$98,558	$73,835
Retainage, current portion	4,696	3,399
Unbilled	20,869	11,060

	124,123	88,294
Allowance for doubtful accounts	(5,999)	(5,143)

Total	$118,124	$83,151

Unbilled receivables primarily represent revenue earned on contracts, which the Company is contractually precluded from billing until predetermined future dates.

Included in billed receivables are $1,699,000 and $3,072,000 of amounts due from various branches of the U.S. government and $10,717,000 and $6,368,000 of receivables from foreign governments at December 31, 2008 and December 31, 2007, respectively.

Note 5 – Property and Equipment

(in thousands)	December 31, 2008	December 31, 2007
Furniture and equipment	$6,653	$3,619
Leasehold improvements	1,047	786
Computer equipment and software	12,457	8,046
Automobiles	708	110

	20,865	12,561
Less accumulated depreciation and amortization	(9,089)	(6,098)

Property and equipment, net	$11,776	$6,463

The Company capitalized approximately $615,000 and $687,000 of internal-use software acquisition and development costs during the years ended December 31, 2008 and December 31, 2007, respectively.

Depreciation and amortization expense of $3,222,000, $2,397,000 and $1,505,000 was recorded for the fiscal years ended 2008, 2007 and 2006, respectively. Depreciation and amortization expense is included in selling, general and administrative expenses in the consolidated statements of earnings.

Note 6 – Intangible Assets

The following table summarizes the Company’s acquired intangible assets as of December 31, 2008 and December 31, 2007:

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31, 2008		December 31, 2007
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Acquired contract rights	$7,628	$3,462	$2,505	$2,274
Client relationships	17,210	2,401	13,853	4,225
Trade names	1,200	409	618	263
Covenant not to compete	18	10	18	4

Total	$26,056	$6,282	$16,994	$6,766

Intangible assets, less accumulated amortization	$19,774		$10,228

Amortization expense related to intangible assets totaled $3,162,000, $1,343,000, and $490,000 for the fiscal years ended December 31, 2008, December 31, 2007 and December 30, 2006, respectively. The following table presents the estimated amortization expense based on our present intangible assets for the next five fiscal years:

Year ending December 31,	Estimated Amortization Expense
(in thousands)
2009	$3,576
2010	$3,438
2011	$3,334
2012	$2,479
2013	$2,033

Note 7 – Goodwill

The Company follows the provision of SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires an annual impairment test for goodwill and intangible assets with indefinite lives. Under SFAS No. 142, the first step of the impairment test requires that the Company determine the fair value of each reporting unit, and compare the fair value to the reporting unit’s carrying amount. To the extent a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the Company must perform a second more detailed impairment assessment. The second impairment assessment involves allocating the reporting unit’s fair value to all of its recognized and unrecognized assets and liabilities in order to determine the implied fair value of the reporting unit’s goodwill as of the assessment date. The implied fair value of the reporting unit’s goodwill is then compared to the carrying amount of goodwill to quantify an impairment charge as of the assessment date.

Application of the goodwill impairment test requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the businesses, the useful life over which cash flows will occur, and determination of the Company’s weighted average cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions on goodwill impairment for each reporting unit. The Company performed its annual impairment test effective July 1, 2008 and noted no impairment for either of its reporting units. In the future, the Company will continue to perform the annual test during its fiscal third quarter unless events or circumstances indicate an impairment may have occurred before that time. Although the global economy has further deteriorated, we have determined that goodwill has not been impaired subsequent to our third quarter assessment.

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The additions to goodwill in 2007 relate to the finalization of the Knowles’ purchase price allocation ($2,378,000), acquisition of the minority interest of a Knowles’ subsidiary ($221,000), and the acquisition of KJM ($2,525,000). The additions to goodwill in 2008 relate to the acquisitions of Shreeves ($1,802,000), Gerens ($10,540,000), Euromost ($6,753,000), PCI ($4,204,000), Chitester ($492,000), payment of contingent consideration for KJM ($1,954,000), an adjustment to the deferred tax asset related to the Knowles acquisition $359,000) and the accrued earn-out payable to Euromost ($1,526,000).

The following table summarizes the changes in the Company’s carrying value of goodwill during 2007 and 2008:

Segment	Balance at December 30, 2006	Additions	Translation Adjustments	Balance at December 31, 2007	Additions	Translation Adjustments	Balance at December 31, 2008
(in thousands)
Construction Claims	$16,072	$2,467	$264	$18,803	$5,054	$(5,221)	$18,636
Project Management	—	2,784	—	2,784	22,576	(2,706)	22,654

Total	$16,072	$5,251	$264	$21,587	$27,630	$(7,927)	$41,290

Note 8 – Accounts Payable and Accrued Expenses

Below are the components of accounts payable and accrued expenses:

	December 31, 2008	December 31, 2007
(in thousands)
Accounts payable	$17,067	$16,909
Accrued payroll	18,088	12,920
Accrued subcontractor fees	4,193	6,084
Accrued legal and professional cost	6,552	4,601
Accrued earnout related to Euromost acquisition	1,526	—
Other accrued expenses	2,180	2,614

Total	$49,606	$43,128

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9 – Notes Payable

Outstanding debt obligations are as follows:

	December 31, 2008	December 31, 2007
(in thousands)
Revolving credit loan payable to Bank of America up to $60,000,000. The weighted average interest rate for all borrowings at December 31, 2008 was 5.00% (For more information see below and Note 18.)	$14,500	$—

Note payable, due February 1, 2009, for the Pickavance acquisition with an original issue discount of $231,000 at an imputed interest rate of 8.0%	407	1,175

Revolving credit loan payable to Barclays Bank PLC up to £500,000 (approximately $723,000 and $999,000 at December 31, 2008 and December 31, 2007, respectively), with interest at 2.00% plus LIBOR of 2.0% (or 4.00%) and 5.50% (or 7.50%) at December 31, 2008 and December 31, 2007, respectively, collateralized by cross guarantees of all United Kingdom companies. The loan has an expiration date of March 28, 2009. The Company intends to renew this facility prior to the expiration date.	106	735

Revolving credit loan payable to Egnatia Bank up to €1,000,000 (approximately $1,414,000 and $1,473,000 at December 31, 2008 and December 31, 2007), with interest rates at 2.50% plus Egnatia Bank’s prime rate of 8.00% (or 10.50%) at December 31, 2008 and interest rates at 2.50% plus Egnatia Bank’s prime rate of 7.00% (or 9.50%) at December 31, 2007, collateralized by certain assets of the Company. The loan has an expiration date of April 30, 2009. The Company intends to renew this facility prior to the expiration date.	—	191

Note payable in connection with the Euromost acquisition, non-interest bearing, due June 17, 2009	707	—

Other notes payable	261	269

	15,981	2,370
Less current maturities	1,344	1,766

Notes payable, net of current maturities	$14,637	$604

On December 31, 2008, the Company was a party to a loan and security agreement with Bank of America which provides for up to $60,000,000 to be made available on a revolving basis (the “Credit Facility”). The Credit Facility provides for a letter of credit sub-facility of $20,000,000. The Credit Facility is secured by substantially all of the Company’s domestic assets, including, without

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

limitation, its accounts receivable, equipment, securities, financial assets and proceeds from the sale of the foregoing, as well as by a pledge of 66.6% of the outstanding capital stock of the following subsidiaries: Hill International S.A., Hill International (UK) Ltd., Hill International (Middle East) Ltd. and James R. Knowles (Holdings) Ltd.

The Credit Facility has a term extending until October 31, 2011. The Credit Facility provided for LIBOR loans and prime rate loans, payable at margins above either Bank of America’s prime rate or LIBOR based on the Company’s ratio of total debt to EBITDA ranging from 125 to 250 basis points above prime or LIBOR. At December 31, 2008, the applicable margins were 175 basis points above both Bank of America’s prime rate of 3.25% (or 5.00%) and LIBOR rate of 0.44% (or 2.19%). At December 31, 2007 the applicable margins were zero basis points above Bank of America’s prime rate of 7.13% and 150 basis points above LIBOR of 5.50% (or 7.00%). The Credit Facility contains covenants with respect to the Company’s minimum net worth, total debt to EBITDA ratios, fixed charge coverage ratios and billed accounts receivable to total debt ratios, as well as other financial covenants and certain restrictions on the incurrence of debt, on the making of investments, on the payment of dividends, on transactions with affiliates and other affirmative and negative covenants and events of default customary for facilities of its type. At December 31, 2008 the Company had $9,269,000 in outstanding letters of credit which reduced availability under the Credit Facility.

The Company also maintains a credit facility with a bank in the Middle East for 11,500,000 AED (approximately $3,131,000 at both December 31, 2008 and December 31, 2007) collateralized by certain overseas receivables. The interest rate on that facility is the three-month Emirates InterBank Offer Rate (“EIBOR”), which at December 31, 2008 was 4.33%, plus 2.00% (or 6.33%) and at December 31, 2007 was 4.90% plus 2.00% (or 6.90%). There were no outstanding borrowings under this facility at both December 31, 2008 and December 31, 2007. This facility expires on December 24, 2009.

The Company also maintains an unsecured credit facility with a bank in Spain for €750,000 (approximately $1,061,000 at December 31, 2008). The interest rate on that facility is the three month EURIBOR rate which at December 31, 2008 was 3.68%, plus 0.75% (or 4.43%). At December 31, 2008 there were no outstanding borrowings under this facility which expires on December 18, 2009.

Note 10 – Noncash Investing and Financing Activities

On March 24, 2006, options to purchase 482,767 shares of common stock with an exercise price of $0.37 per share and options to purchase 48,277 shares of common stock with an exercise price of $0.53 per share were exercised on a cashless basis when the fair market value was $5.47 resulting in the issuance of 493,465 shares of common stock. On June 28, 2006, options to purchase 2,838,669 shares of common stock with exercise prices ranging from $0.37 to $3.08 were exercised on a cashless basis resulting in the issuance of 2,246,852 shares of common stock. The exercises on March 24, 2006 and June 28, 2006 resulted in 3,369,713 options exercised, 629,396 shares surrendered and 2,740,317 shares issued.

The Company agreed to withhold common stock otherwise issuable to certain option holders, including to its President and Chief Operating Officer and to its Senior Vice President and Chief Accounting Officer, to cover payroll taxes resulting from income recognized by those individuals upon exercise of the options. The total amount due to the taxing authorities was approximately $2,800,000 for which the Company withheld 525,952 shares of common stock which is reflected as treasury stock.

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the Merger Agreement with Arpeggio, shareholders of Old Hill agreed to escrow 1,450,000 shares to indemnify the Company against identified litigation claims in excess of amounts recorded at September 30, 2005 and other indemnifications. As of December 30, 2006, the Company had specifically identified judgments and awards totaling $3,865,000. During 2007, from the shares held in escrow, 69,540 shares representing $515,000 were released to the Company in satisfaction of one claim and have been placed in treasury.

On each of April 15, 2008 and April 9, 2007, the Company issued 2,300,000 shares of its common stock in connection with the earn-out provision of the Merger Agreement with Arpeggio.

On each of August 9, 2007 and August 16, 2006, the Company issued 30,000 shares to its non-employee directors as partial compensation for services as directors on the Company’s Board through the next annual stockholders meeting. The Company recorded expense of $123,000 and $155,000 in selling, general and administrative expenses in the consolidated statements of earnings for the years ended December 31, 2007 and December 30, 2006, respectively.

In connection with Arpeggio’s initial public offering, representatives of the underwriter were granted options to purchase 300,000 units, consisting of one share of common stock and two warrants to purchase common stock for $6.25 per share. In November 2007, the representatives exercised the options on a cashless basis resulting in the issuance of 217,510 shares of the Company’s common stock.

On March 25, 2008, an individual exercised options to purchase 1,000 shares of the Company’s common stock on a cashless basis resulting in the issuance of 391 shares of common stock.

During 2008, the Company issued 82,436 shares of its common stock valued at $1,300,000 and a note payable amounting to $772,000 in connection with acquisitions.

In connection with the settlement of the Wartsila matter (see Note 17), the Company has eliminated both the liability and the stockholders’ equity reduction amounting to $3,350,000.

	Years Ended
(in thousands)	December 31, 2008	December 31, 2007	December 30, 2006
Supplemental disclosures:
Interest paid	$393	$987	$738

Income taxes paid	$6,695	$1,558	$620

Note 11 – Equity in Earnings of Affiliates

Stanley Baker Hill, LLC

Equity in earnings of affiliates reflects ownership by the Company of 33.33% of the members’ equity of Stanley Baker Hill, LLC (“SBH”). SBH is a joint venture formed in February 2004 between Stanley Consultants, Inc., Michael Baker, Jr, Inc., and Hill.

SBH has a contract for an indefinite delivery and indefinite quantity for construction management and general architect-engineer services for facilities in Iraq with the U.S. Army Corps of Engineers.

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summary information for SBH follows:

	December 31, 2008	December 31, 2007
(in thousands)
Current assets	$27,970	$18,977
Current liabilities	22,436	14,550

Working capital	5,534	4,427
Property and equipment, net	7	19

Members’ equity	$5,541	$4,446

	Years Ended
	December 31, 2008	December 31, 2007	December 30, 2006
(in thousands)
Revenue	$130,409	$77,226	$18,770

Net income	$9,195	$6,663	$2,972

Summary information of the Company’s ownership interest is as follows:
Equity in earnings of affiliate	$3,065	$2,221	$991

Undistributed earnings included in consolidated retained earnings	$221	$1,479	$768

Distributions from affiliate	$2,844	$1,528	$598

At December 31, 2008 and December 31, 2007, the Company reported receivables totaling $7,654,000 and $3,394,000, respectively, from SBH for work performed by the Company as a subcontractor to SBH. Such amounts were payable in accordance with the subcontract agreement between the Company and SBH.

Revenue from SBH pursuant to such subcontract agreement for the years ended December 31, 2008, December 31, 2007 and December 30, 2006 was $32,570,000, $15,136,000 and $3,704,000, respectively.

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Hill TMG

Equity in earnings of affiliates also reflects ownership by the Company of 50.0% of the members’ equity of Hill TMG, a joint venture formed in May 2008 between Talaat Moustafa Group Holding Co. (“TMG”), and Hill. Hill TMG is managing the construction of several of TMG’s largest developments in Egypt and elsewhere in the Middle East.

At December 31, 2008 the Company reported receivables totaling $1,482,000 for work performed by the Company as a subcontractor to Hill TMG. Such amounts are payable in accordance with the subcontract agreement between the Company and Hill TMG.

Revenue from Hill TMG pursuant to such subcontract agreement for the year ended December 31, 2008 was $2,082,000.

The following table summarizes the equity in earning of affiliates as follows:

	Years Ended
	December 31, 2008	December 31, 2007	December 31, 2006
In thousands
Stanley Baker Hill	$3,065	$2,221	$991
Hill TMG	$593	$—	$—
Pike Hill	$—	$—	$89

Total	$3,658	$2,221	$1,080

Note 12 – Share-Based Compensation

2008 Employee Stock Purchase Plan

On June 10, 2008, the stockholders approved the Employee Stock Purchase Plan covering 2,000,000 shares of the Company’s common stock. Eligible employees may purchase shares at 85% of the fair market value on the date of purchase. During 2008, employees purchased 158,887 common shares for an aggregate purchase price of $959,000. The Company recognized compensation expense amounting to $169,000 during 2008.

2007 Restricted Stock Grant Plan

On June 10, 2008, the stockholders approved the 2007 Restricted Stock Grant Plan covering 340,000 shares of the Company’s common stock. Awards aggregating 335,000 shares were approved by the Compensation Committee on February 28, 2007. The shares vest annually over a five year period commencing on February 28, 2008. On the date of stockholder approval, the fair value of the awards was $5,494,000 which has been recorded as deferred compensation and is being amortized to expense over the corresponding vesting periods. During 2008, the Company recognized compensation expense amounting to $2,015,000.

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2006 Employee Stock Option Plan

The 2006 Employee Stock Option Plan (the “Plan”) covers 3,000,000 shares of the Company’s common stock. Under its terms, directors, officers and employees of the Company and its subsidiaries are eligible to receive non-qualified and incentive stock options. Options granted to non-employee directors vest immediately and have a five year contractual term. Options granted to officers and employees vest over five-years and have a seven year contractual term. Generally, each option has an exercise price equal to the closing quoted market price of a share of the Company’s common stock on the date of grant. For grants of incentive stock options, if the grantee owns, or is deemed to own, 10% or more of the total voting power of the Company, then the exercise price shall be 110% of the closing quoted market price on the date of grant and the option will have a five year contractual term. Options that are forfeited or expire are available for future grants. At December 31, 2008, a total of 2,000,500 shares of common stock were reserved for future issuance under the Plan.

The Black-Scholes option valuation model was used to estimate the fair value of the options under SFAS No. 123(R) for 2008, 2007 and 2006. The following table summarizes the fair value of options granted during 2008, 2007 and 2006 and the assumptions used to estimate the fair value (no dividends were assumed):

	December 31, 2008	December 31, 2007	December 30, 2006
Average expected life (years)	4.76	3 - 5	5
Forfeiture range	0% - 15%	0% - 15%	0%
Weighted average forfeiture rate	9.2%	6.1%	0%
Volatility range	35.2% - 40.7%	31.2% - 37.4%	44.1%
Weighted average volatility	36.7%	37.1%	44.1%
Range of risk-free interest rates	2.5% - 2.87%	4.21% - 4.56%	4.81%
Weighted average risk-free interest rate	2.74%	4.47%	4.81%
Weighted average fair value at grant date	$4.30	$3.01	$2.36

The expected term of the options is estimated based on the “simplified method” as permitted by SAB No. 107. Expected volatility was calculated using the average historical volatility of similar public companies. The risk-free interest rate is based on U.S. Treasury yields for securities in effect at the time of grants with terms approximating the term of the grants. The assumptions used in the Black-Scholes option valuation model are highly subjective, particularly as to stock price volatility of the underlying stock, which can materially affect the resulting valuation.

The summary of the Company’s stock option activity and related information for the years ended December 31, 2008, December 31, 2007 and December 30, 2006 is as follows:

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
(in thousands, except exercise price and remaining life data)
Outstanding at December 31, 2005	3,418	1.02
Granted	25	5.22
Exercised	(3,370)	0.99
Expired	—	—
Forfeited	(48)	3.08
Outstanding at December 30, 2006	25	5.22
Granted	905	7.66
Exercised	—
Expired	—
Forfeited	(75)	7.58

Outstanding at December 31, 2007	855	$7.60
Granted	205	12.26
Exercised	(20)	7.66
Expired	—	—
Forfeited	(61)	8.70

Outstanding at December 31, 2008	979	$8.49	5.17	$—

Exercisable at December 31, 2008	217	$8.38	4.56	$—

Aggregate intrinsic value represents the difference between the exercise prices and the closing stock price on December 31, 2008. At December 31, 2008, the weighted average exercise price exceeded the closing stock price for both outstanding and exercisable options.

For various price ranges, weighted average characteristics of outstanding stock options at December 31, 2008 are as follows:

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding at December 31, 2008	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2008	Weighted Average Exercise Price
$5.22	25,000	2.62	$5.22	25,000	$5.22
6.32	40,000	6.85	6.32	—	—
7.01	25,000	3.61	7.01	25,000	7.01
7.35	10,000	5.35	7.35	2,000	7.35
7.43	40,000	5.71	7.43	8,000	7.43
7.57	19,000	5.36	7.57	3,000	7.57
7.67	618,000	5.16	7.67	119,000	7.67
8.44	50,000	3.16	8.44	10,000	8.44
11.10	20,000	6.08	11.10	—	—
12.82	87,500	6.13	12.82	—	—
16.79	45,000	5.49	16.79	25,000	16.79

	979,500	5.17	$8.49	217,000	$8.38

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the years ended December 31, 2008, December 31, 2007 and December 30, 2006, the Company recorded share-based compensation related to stock options of approximately $546,000, $337,000 and $59,000, respectively, which is included in selling, general and administrative expenses. The Company recorded net tax benefits of approximately $14,000 for the fiscal years 2006, respectively, related to share-based compensation expense.

The following table summarizes the Company’s non-vested stock option activity and related information for the years ended December 31, 2008 and December 31, 2007:

(in thousands, except weighted average grant date fair value)	Options	Weighted Average Grant Date Fair Value
Non-vested options at December 30, 2006	—	$—
Granted	905	7.66
Vested	(25)	7.01
Forfeited	(75)	7.58

Non-vested options at December 31, 2007	805	7.69
Granted	205	12.26
Vested	(187)	8.87
Forfeited	(61)	8.70

Non-vested options at December 31, 2008	762	$8.54

At December 31, 2008, total unrecognized compensation cost related to non-vested options was $2,346,000 and will be recognized over the remaining weighted-average service period of 2.2 years.

Note 13 – Stockholders’ Equity

Stock Repurchase Program

On November 10, 2008, the Board of Directors approved a stock repurchase program whereby the Company may purchase shares of its common stock up to a total purchase price of $20,000,000 over the subsequent 12 months. During 2008, the Company purchased 1,164,829 shares at a cost of approximately $5,939,000 or an average of approximately $5.10 per share.

Warrants

Following Arpeggio’s initial public offering, there were 13,600,000 Redeemable Common Stock Purchase Warrants (the “Warrants”) issued and outstanding. Each Warrant entitled the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing on June 28, 2006 (the completion of the Hill and Arpeggio merger) and expiring on June 23, 2008 (four years from the effective date of Arpeggio’s Initial Public Offering). The Warrants were redeemable at a price of $.01 per Warrant upon 30 days notice, only in the event that the closing market price of the common stock was at least $8.50 per share for any 20 trading days within a 30 trading day period, ending on the third day prior to the date on which notice of redemption is given. On

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 23, 2007, the Company notified the warrant holders of its intention to redeem the warrants on November 23, 2007. The holders exercised all but 24,399 warrants which were redeemed by the Company. During 2007, the Company received $67,878,000 in connection with the exercise of warrants.

In connection with its Initial Public Offering, Arpeggio issued an option for $100 to representatives of the underwriters to purchase 300,000 Units at an exercise price of $9.90 per Unit. Each Unit consists of one share of the Company’s common stock and warrants to purchase two shares of the Company’s common stock at an exercise price of $6.25 per share. In October and November 2007, the holders exercised on a cashless basis their options and the underlying warrants resulting in the issuance of 217,510 shares of the Company’s common stock.

Note 14 – Transaction with Stockholder

Prior to the merger with Arpeggio in June 2006, from time to time, the Company made cash advances to Irvin E. Richter, its principal stockholder. These advances were non-interest bearing, had no set repayment term and were classified in Stockholders’ Equity in the Consolidated Balance Sheets. The entire amount due from the Company’s principal stockholder of $1,008,000 was repaid to the Company on April 21, 2006. The Company now has a policy that prohibits advances or loans to executive officers.

Note 15 – Selling, General and Administrative Expenses

Also included in selling, general and administrative expenses in the consolidated statements of earnings is bad debt expense of $3,361,000, $2,271,000 and $886,000 for the fiscal years ended 2008, 2007, and 2006, respectively.

Note 16 – Income Taxes

The effective tax rates for the years ended December 31, 2008, December 31, 2007 and December 30, 2006 were 17%, 16% and 23% respectively. The Company’s effective tax rate continues to remain low since a substantial portion of its profit comes from foreign operations which are taxed at lower rates, if at all. It is anticipated that the Company’s effective tax rate may fluctuate in the future due to the mix of foreign and domestic pre-tax earnings.

Income before provision for income taxes is allocated as follows:

	Years Ended
(in thousands)	December 31, 2008	December 31, 2007	December 30, 2006
Income before (benefit) provision for income taxes from U.S. operations	$(1,887)	$3,325	$1,622
Income before provision for income taxes from foreign operations	23,192	13,607	9,492

	$21,305	$16,932	$11,114

Provision for (benefit from) income taxes consists of the following:

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Current	Deferred	Total
(in thousands)
Year ended December 31, 2008:
U.S. Federal	$(445)	$(840)	$(1,285)
State and local	727	(321)	406
Foreign jurisdiction	4,430	103	4,533

	$4,712	$(1,058)	$3,654

Year ended December 31, 2007:
U.S. Federal	$105	$1,072	$1,177
State and local	97	246	343
Foreign jurisdiction	1,355	(87)	1,268

	$1,557	$1,231	$2,788

Year ended December 30, 2006:
U.S. Federal	$2,425	$(1,205)	$1,220
State and local	734	(380)	354
Foreign jurisdiction	960	—	960

	$4,119	$(1,585)	$2,534

The differences between income taxes based on the statutory U.S. federal income tax rate and the Company’s effective income tax rate are provided in the following reconciliation:

	Years Ended
(in thousands)	December 31, 2008	December 31, 2007	December 30, 2006
Statutory federal income tax	$7,244	$5,757	$3,778
Increase (reduction) in income taxes resulting from:
Foreign tax benefit for income taxed at lower rates	(5,349)	(3,328)	(1,466)
Change in the valuation allowance	1,996	725
Net FIN 48 liability reductions	(2,348)	(648)
Benefit for net operating losses not previously recorded	—	(250)	—
State and local income taxes, net of federal income tax benefit	282	226	115
Permanent differences-other	47	207	107
Modification of the cash to accrual method	1,638	—	—
Permanent differences-stock options	144	99	—

Total	$3,654	$2,788	$2,534

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effect of temporary differences that give rise to deferred tax assets and deferred tax liabilities are as follows:

	December 31, 2008	December 31, 2007
(in thousands)
Deferred tax assets:
Allowance for uncollectible accounts	$571	$495
Amortization of intangibles	1,042	524
Compensated absences	1,271	843
Foreign income taxes on currency translations	424	—
Net operating loss carryforward-foreign operations	3,211	2,384
Share based compensation	742	—
Legal accrual	291	—
Incentive compensation	526	—
Other	156	—

Total gross deferred tax assets	8,234	4,246
Less: valuation allowance	(3,113)	(1,117)

Net total deferred tax assets	5,121	3,129

Non current deferred tax liabilities
Intangible assets of acquired subsidiaries	(6,276)	(2,123)
Foreign currency translation adjustments	—	(805)
Investment in affiliates	(221)	(561)
Property and equipment, principally due to difference in depreciation	(1,178)	(450)
Prepaid expenses	(362)	(317)
Change in tax method	(1,085)	(255)

Total gross deferred tax liabilities	(9,122)	(4,511)

Net deferred tax liabilities	$(4,001)	$(1,382)

Amount included in the consolidated balance sheets:	$568	$495
Current deferred tax assets	(4,569)	(1,877)

Non-current deferred tax liabilities	$(4,001)	$(1,382)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, with the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exception of foreign net operating losses. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

At December 31, 2008 and 2007, there were approximately $11,124,000 and $4,237,000 of gross foreign net operating loss carryforwards, respectively. The majority of these net operating loss carryforwards have an unlimited carryforward period. A valuation allowance of $3,113,000 and $1,117,000 was recorded at December 31, 2008 and 2007, respectively, in relation to the foreign net operating losses. It is anticipated that these will not be utilized due to continuing losses in these jurisdictions.

The Company has made no provision for U.S. taxes on $25,800,000 of cumulative earnings of foreign subsidiaries as those earnings are intended to be reinvested for an indefinite period of time. Upon distribution of these earnings in the form of dividends or otherwise, the Company may be subject to U.S. income taxes and foreign withholding taxes. It is not practical, however, to estimate the amount of taxes that may be payable on the eventual repatriation of these earnings.

At December 31, 2008 the Company reduced current income tax payable and increased additional paid in capital by $985,000 to reflect interest expense on the earn out shares awarded to the shareholders. Also goodwill was increased by $359,000 and deferred tax assets decreased to reflect an adjustment in purchase accounting with respect to net operating losses recorded on the Knowles acquisition in 2006.

In July 2006, the FASB issued FASB Interpretation No. (“FIN”) 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. The Company adopted the provisions of FIN 48 on December 31, 2006, the first day of our fiscal year. As a result of the implementation of FIN 48, the Company has analyzed filing positions in all of the federal, state and foreign filing jurisdictions where it is required to file income tax returns, as well as all open years in those jurisdictions. In this regard, an uncertain tax position represents the Company’s expected treatment of a tax position taken in a filed tax return, or planned to be taken in a future tax return, that has not been reflected in measuring income tax expense for financial reporting purposes. As a result of this review, the Company concluded that at this time there are no uncertain tax positions which would require a cumulative effect adjustment to retained earnings.

The following table indicates the changes to the Company’s uncertain tax positions for the year ended December 31, 2008 including interest and penalties:

Balance at December 31, 2007	$5,743
Reductions in 2008 for tax positions taken in prior years	(2,506)
Increase in position for 2008	278
Payment to taxing authorities in 2008	(120)

Balance at December 31, 2008	$3,395

Of the balance noted above, $1,471,000 is included in “Income taxes payable” and $1,924,000 is included in “Other liabilities” in the consolidated balance sheet.

The Company files income tax returns in the U.S. federal jurisdiction and in various states and foreign jurisdictions. The Company generally is no longer subject to U.S. federal, state or foreign examinations by tax authorities for tax years prior to 2005.

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s policy is to record income tax related interest and penalties in income tax expense. At December 31, 2008, the Company had accrued $1,866,000 for potential interest and penalties.

The Company’s income tax returns are based on calculations and assumptions that are subject to examinations by the Internal Revenue Service and other tax authorities. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of its provision for income taxes. As part of its assessment of potential adjustments to its tax returns, the Company increases its current tax liability to the extent an adjustment would result in a cash tax payment or decreases its deferred tax assets to the extent an adjustment would not result in a cash tax payment. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a revision become known.

Note 17 – Commitments and Contingencies

Litigation

On September 23, 1996, William Hughes General Contractors, Inc. (“Hughes”) filed a complaint in the Superior Court of New Jersey, Law Division, Gloucester County, against the Monroe Township Board of Education, the Company and other parties, alleging breach of contract and other causes of action in connection with its performance of a construction project for Monroe Township, seeking in excess of $3,500,000 in damages. Monroe Township, which had terminated Hughes from the construction project prior to the commencement of the litigation on the basis of Hughes’ performance, made a cross claim against the Company and other parties for contribution and indemnification. Monroe Township is seeking approximately $89,000 in damages from the Company, in addition to an indemnification for Hughes’ claims. In relation to the Hughes claims, a claim was made against the Company by Fidelity and Deposit Company of Maryland (“F&D”). F&D is claiming damages in the range of $425,000 to $470,000. The F&D claim is being defended by the New Jersey Professional Liability Insurance Guarantee Association (“NJPLIGA”) and losses are covered up to $300,000. The Company believes that the claims of Hughes, Monroe Township and F&D are without merit and, based on the Company’s current understanding and evaluation of the relevant facts and circumstances, no accruals have been made for any of these claims because the Company considers the chance of loss to be remote.

On September 22, 1999, Wartsila NSD North America, Inc. filed a complaint against the Company in the United States District Court for the District of New Jersey. Wartsila alleged negligence, breach of contract and fraud against the Company in connection with plaintiff’s hiring of a former Company employee and sought damages in excess of $7,300,000. A jury verdict was rendered on March 6, 2006. The jury found that the Company was negligent and breached the contract with plaintiff but that the Company did not commit fraud. The jury awarded damages of approximately $2,000,000 plus interest. The Company filed a Motion to Mold the Verdict and to Enter Judgment consistent with the parties’ contract which contains a limitation of liability clause which limits the Company’s liability, absent fraud, to direct damages. On September 28, 2006 the Court denied the Company’s motion and the Company subsequently filed a Notice of Appeal on July 26, 2006 with the Third Circuit Court of Appeals. On June 20, 2008 the Third Circuit Court of Appeals vacated the damages award and remanded the case for a retrial on damages only and further ordered that damages are limited to the amount Wartsila paid the Company for the services of the former Company employee, an immaterial amount. On March 3, 2009, as a result of Hill filing a motion for summary judgment on the retrial, Wartsila voluntarily dismissed all of its claims against the Company. No monies were paid by Hill in connection with this dismissal of the matter. In connection with the Arpeggio and Hill merger described in Note 1, stockholders of Old Hill had escrowed a total of 451,665 shares of the Company’s

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stock to satisfy indemnification claims by the Company arising out of this matter. Liability in this matter was to be satisfied from such escrowed shares under the terms of an escrow agreement. Prior to the Court’s decision, the Company reflected an accrued liability in the amount of $3,350,000 and reflected the shares held in escrow as a $3,350,000 reduction of stockholders’ equity. As a result of the Court’s decision, the Company has eliminated both the liability and the stockholders’ equity reduction.

On May 23, 2007, the Company filed a Demand for Arbitration with the American Arbitration Association alleging breach of contract, breach of the covenant of good faith and fair dealing, unjust enrichment and/or fraudulent inducement against Bachmann Springs Holdings, LLC and Thomas Bachmann (hereinafter, collectively “Bachmann”). The Company was hired by Bachmann to provide professional support services and was demanding payment of invoices in the amount of $634,904. On October 17, 2007, Bachmann filed a counterclaim with the American Arbitration Association alleging fraud and breach of contract and seeking damages in the amount of $8,600,000. The matter was settled on June 12, 2008 wherein Bachmann agreed to pay the Company $500,000 within 90 days after the settlement date, $700,000 within 150 days or $800,000 thereafter. Due to uncertainty surrounding the collection, the Company has fully reserved in the fourth quarter of 2009 all amounts due from Bachmann.

General Litigation

From time to time, the Company is a defendant or plaintiff in various legal actions which arise in the normal course of business. As such the Company is required to assess the likelihood of any adverse outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of the provision required for these commitments and contingencies, if any, which would be charged to earnings, is made after careful analysis of each matter. The provision may change in the future due to new developments or changes in circumstances. Changes in the provision could increase or decrease the Company’s earnings in the period the changes are made. It is the opinion of management, after consultation with legal counsel, that the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

Off-Balance Sheet Arrangements

The Company enters into agreements with banks for the banks to issue bonds to clients or potential clients for three separate purposes as follows:

(1)	Certain of the Company’s subsidiaries (Hill International S.A., Hill International (UK) Ltd. and Hill International (Middle East) Ltd.) have entered into contracts for the performance of construction management services which provide that the Company receive advance payment of some of the management fee from the client prior to commencement of the construction project. However, the clients require a guarantee of service performance in the form of an advance payment bond. These bonds are evidenced by Letters of Guarantee issued by the subsidiaries’ banks in favor of the clients. In some cases these clients also require a parent company guarantee.

(2)	The Company may also enter into certain contracts which require a performance bond to be issued by a bank in favor of the client for a portion of the value of the contract. These bonds may be exercised by the client in instances where the Company fails to provide the contracted services.

(3)	Certain clients may require bonds as part of the bidding process for new work. The bid bonds are provided to demonstrate the financial strength of the companies seeking the work and are usually outstanding for short periods. If the bid is rejected the bond is cancelled and if the bid is accepted the Company may be required to provide a performance bond.

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The maximum potential future payment under these arrangements at December 31, 2008 was $31,453,000.

Cash held in restricted accounts as collateral for the issuance of performance and advance payment bonds at December 31, 2008 and 2007 were $4,546,000 and $5,057,000, respectively.

Note 18 – Operating Leases

The Company has numerous operating leases which have various expiration dates through June 2018. Rent expense was approximately $9,774,000, $6,511,000 and $3,955,000 for the fiscal years ended December 31, 2008 and 2007 and December 30, 2006, respectively, which is included in selling, general and administrative expenses in the consolidated statements of earnings. The Company is required to pay property taxes, utilities and other costs related to several of its leased office facilities.

At December 31, 2008, approximate future minimum payments under these leases that have remaining non-cancelable lease terms in excess of one year are as follows:

(in thousands)
2009	$7,774
2010	6,433
2011	4,987
2012	4,411
2013	2,682
Thereafter	2,139

Total	$28,426

Note 19 – Benefit Plans

The Company maintains a 401(k) Retirement Savings Plan (the “Plan”) for qualified employees. The terms of the Plan define qualified employees as those over 21 years of age. Through 2007, the Company matched 50% of the employee contributions up to 4% of employee compensation; commencing in 2008, the Company matched 50% of the employee contributions up to 6% of employee compensation. For the years ended December 31, 2008 and 2007 and December 30, 2006, the Company recognized expense amounting to $1,398,000, $710,000, and $547,000, respectively, which is included in selling, general and administrative expenses in the consolidated statements of earnings.

Note 20 – Business Segment Information

The Company’s business segments reflect how executive management makes resource decisions and assesses its performance. The Company bases these decisions on the type of services provided (Project Management and Construction Claims services) and secondarily by their geography (Americas, Europe, the Middle East, North Africa and Asia/Pacific).

The Project Management business segment provides extensive construction and project management services to construction owners worldwide. Such services include program management, project management, construction management, project management oversight, staff augmentation, management consulting, and estimating and cost management services.

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Construction Claims business segment provides such services as claims consulting, litigation support, expert witness testimony, cost and damages assessment, delay and disruption analysis, lender advisory and adjudication services to clients worldwide.

The Company evaluates the performance of its segments primarily on operating profit before corporate overhead allocations and income taxes.

The following tables reflect the required disclosures for the Company’s reportable segments for the fiscal years 2008, 2007 and 2006 (in thousands):

Consulting Fee Revenue:

	2008		2007		2006
	$	%	$	%	$	%
Project Management	$247,326	74.1%	$134,968	66.4%	$96,678	74.4%
Construction Claims	86,556	25.9%	68,150	33.6%	33,309	25.6%

Total	333,882	100.0%	$203,118	100.0%	$129,987	100.0%

Total Revenue:
	2008		2007		2006
	$	%	$	%	$	%
Project Management	$289,933	76.2%	$208,563	71.8%	$160,223	91.1%
Construction Claims	90,549	23.8%	81,760	28.2%	37,249	18.9%

Total	$380,482	100.0%	$290,323	100.0%	$197,472	100.0%

Operating Profit:
	2008	2007	2006
Project Management before equity in earnings of affiliate	$34,419	$22,466	$17,204
Equity in earnings of affiliate	3,658	2,221	1,080

	38,077	24,687	18,284
Construction Claims	9,480	8,236	2,854
Corporate	(25,3559)	(15,311)	(9,765)

Total	$22,198	$17,612	$11,373

Depreciation and Amortization Expense:
	2008	2007	2006
Project Management	$3,626	$994	$660
Construction Claims	2,060	2,427	1,105

Subtotal segments	5,686	3,421	1,765
Corporate	699	319	230

Total	$6,385	$3,740	$1,995

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consulting Fee Revenue by Geographic Region

	2008		2007		2006
(in thousands)
	$	%	$	%	$	%
Americas	$79,199	23.7%	$70,264	34.6%	$51,772	39.8%
Europe	110,416	33.1%	48,257	23.7%	23,107	17.8%
Middle East	116,254	34.8%	76,144	37.5%	52,838	40.6%
North Africa	20,693	6.2%	1,787	0.9%	—	—
Asia / Pacific	7,320	2.2%	6,666	3.3%	2,270	1.8%

Total	$333,882	100.0%	$203,118	100.0%	$129,987	100.0%

Total Revenue by Geographic Region:
	2008		2007		2006
	$	%	$	%	$	%
Americas	$118,434	31.1%	$127,424	43.9%	$96,762	49.0%
Europe	114,953	30.2%	67,529	23.3%	35,333	17.9%
Middle East	118,072	31.0%	85,894	29.6%	62,972	31.9%
North Africa	21,592	5.7%	1,896	0.7%	—	—
Asia / Pacific	7,431	2.0%	7,580	2.6%	2,405	1.2%

Total	$380,482	100.0%	$290,323	100.0%	$197,472	100.0%

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consulting Fee Revenue By Client Type:

	2008		2007		2006
	$	%	$	%	$	%
U.S. federal government	$43,874	13.1%	$30,696	15.1%	14,159	10.9%
U.S. state, local and region	34,446	10.3%	31,025	15.3%	24,446	18.8%
Foreign government	33,459	10.0%	26,494	13.0%	18,041	13.9%
Private sector	222,103	66.5%	114,903	56.6%	73,341	56.4%

Total	$333,882	100.0%	$203,118	129,987%	129,987	100.0%

Total Revenue By Client Type:
	2008		2007		2006
	$	%	$	%	$	%
U.S. federal government	$45,658	12.0%	$33,928	11.7%	$16,455	8.3%
U.S. state, local and region	61,042	16.0%	84,859	29.2%	62,253	31.5%
Foreign government	35,500	9.3%	38,064	13.1%	29,403	14.9%
Private sector	238,282	62.6%	133,472	46.0%	89,361	45.3%

Total	$380,482	100.0%	$290,323	100.0%	$197,472	100.0%

HILL INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total Assets by Geographic Region:

	December 31, 2008	December 31, 2007
Americas	$138,189	$111,665
Europe	68,603	59,769
Middle East	41,798	32,681
North Africa	1,876	324
Asia / Pacific	3,575	2,760

Total	$254,041	$207,199

Property, Plant and Equipment, Net by Geographic Location:
	December 31, 2008	December 31, 2007
Americas	$6,437	$3,709
Europe	3,046	1,505
Middle East	1,748	1,032
North Africa	278	18
Asia / Pacific	267	199

Total	$11,776	$6,463

Note 21 – Subsequent Events

a.	On January 1, 2009, the Company adopted a new accounting standard issued by the FASB that establishes accounting and reporting standards for noncontrolling interests in a subsidiary in consolidated financial statements. In accordance with this new standard, the Company has provided a new presentation on the face of the consolidated financial statements to separately classify noncontrolling interests within the equity section of the consolidated balance sheets and to separately report the amounts attributable to controlling and noncontrolling interests in the consolidated statements of earnings for all periods presented. The adoption of this standard did not impact earnings per share attributable to the Company’s common stockholders.

b.	On February 27, 2009, the Company sold its indirect 65% interest in 1226545 Ontario Ltd. (“1226545 Ontario”) to such company for a purchase price of C$700,000 (or $551,000 as of the date of the transaction) in cash. 1226545 Ontario, a Canadian holding company whose sole asset is 100% of the stock of Baker, Bertrand, Chassé & Goguen Claim Services Ltd. (“BBCG”), was acquired by the Company as part of the acquisition of Knowles in 2006. BBCG, which provides surety and insurance claims adjusting services in Canada, did not fit within the overall strategic plan of the Company. The results of operations or the proceeds of the sale are not material to the consolidated results of operations of the Company.